Exhibit 10.1

May 19, 2025

Derek Tan 3 Waterway Square Place, Suite 110 The Woodlands, Texas 77380

Re:	The Waste Connections US, Inc. Separation Benefits Plan

Dear Derek:

This letter agreement (this “Letter Agreement”) relates to the Separation Benefits Plan (and Summary Plan Description) of Waste Connections US, Inc., a Delaware corporation (the “Company”), effective July 24, 2018 (as Amended and Restated July 26, 2022) (the “Plan”).

Through this Letter Agreement, you are being offered the opportunity to become a participant in the Plan (a “Participant”), and thereby to be eligible to receive the severance and change in control benefits set forth therein, effective as of May 19, 2025 (the “Participant Effective Date”). A copy of the Plan is attached to this Letter Agreement. You should read it carefully and become comfortable with its terms and conditions, and those set forth below.

By signing below, you will be acknowledging and agreeing to the following provisions:

1.	that you have received and reviewed a copy of the Plan;

2.	that terms not defined in this Letter Agreement but beginning with a capital letter have the meaning assigned to them in the Plan;

3.	that participation in the Plan requires that you agree irrevocably and voluntarily to the terms of the Plan (including, without limitation, the covenants set forth in Sections 5, 6 and 13 of the Plan) and the terms set forth below; and

4.	that you have had the opportunity to carefully evaluate this opportunity, and desire to participate in the Plan according to the terms and conditions set forth herein.

Subject to the foregoing, we invite you to become a Participant in the Plan. Your participation in the Plan will be effective upon your signing and returning this Letter Agreement to the Company within thirty (30) days of your receipt of this Letter Agreement.

3 Waterway Square Place, Suite 110, The Woodlands, TX 77380

Tel (832) 442-2200 • Fax (832) 442-2290 • www.wasteconnections.com

You and the Company (hereinafter referred to as the “parties”) hereby AGREE as follows:

1.	Positions and Responsibilities. During the Term, you will be directly employed by the Company, will serve as Senior Vice President and Chief Accounting Officer of Waste Connections, Inc., a corporation organized under the laws of Ontario, Canada (the “Parent”) and certain of its subsidiaries, including the Company, and will perform such other duties and responsibilities as may be reasonably assigned to you from time to time by the Parent’s Board of Directors (the “Board”), Chief Executive Officer and/or Chief Financial Officer (the “CFO”). You will devote your attention, energies and abilities in those capacities to the proper oversight and operation of the business of the WCI Group to the exclusion of any other occupation. As Senior Vice President and Chief Accounting Officer of the Parent and certain of its subsidiaries, including the Company, you will: (i) report to the CFO or her designee, (ii) be based at the Parent’s principal administrative offices in The Woodlands, Texas, and (iii) be responsible for all duties, authority and responsibility customary for such positions. You will devote such time and attention to your duties as are reasonably necessary to the proper discharge of your responsibilities hereunder. You agree to perform all duties consistent with: (a) policies established from time to time by the WCI Group; and (b) all applicable legal requirements. For purposes of the Plan, you are hereby designated as an SVP Participant.

2.	Compensation, Benefits and Reimbursement of Expenses.

a.	Base Salary. The Company hereby agrees to pay you an annual base salary of Three Hundred Fifty Thousand Dollars ($350,000) (“Base Salary”). Your Base Salary will be payable in accordance with the Company’s normal payroll practices, and your Base Salary is subject to withholding and social security, unemployment and other taxes. Further increases in Base Salary will be considered by the Board.

b.	Performance Bonus. You shall be entitled to an annual cash bonus (the “Bonus”) based on the Parent’s attainment of reasonable financial objectives to be determined annually by the Board. Your target annual Bonus will equal Seventy Percent (70%) of the applicable year’s ending Base Salary and will be payable if the Board determines, in its sole and exclusive discretion, that that year’s financial objectives have been fully met. Nothing in the Plan or in this Letter Agreement shall invalidate any cash bonus plan approval by the Board or a Committee of the Board providing for higher payments in the event extraordinary or “stretch” goals are met. The Bonus will be paid in accordance with the Parent’s bonus plan, as approved by the Board; provided, that in no case shall any portion of the Bonus with respect to any such fiscal year be paid more than three (3) months after the end of such fiscal year.

3 Waterway Square Place, Suite 110, The Woodlands, TX 77380

Tel (832) 442-2200 • Fax (832) 442-2290 • www.wasteconnections.com

c.	Grants of Equity Awards. You shall be eligible for annual grants of restricted share unit awards, performance share unit awards or other Equity Awards on such terms and to such level of participation as the Board or the Compensation Committee of the Board determines to be appropriate, bearing in mind your positions and responsibilities. The terms of any such Equity Awards shall be governed by the relevant plans under which they are issued and described in detail in applicable agreements between the Parent and you.

d.	Other Benefits. You will be entitled to paid annual vacation on the same basis as other employees of the Company of similar rank. You also will be entitled to participate, on the same terms as other employees of the Company participate, in any medical, dental or other health plan, pension plan, profit-sharing plan and life insurance plan that the Company may adopt or maintain, any of which may be changed, terminated or eliminated by the Company at any time in its exclusive discretion.

e.	Reimbursement of Other Expenses. The Company agrees to pay or reimburse you for all reasonable travel and other expenses incurred by you in connection with the performance of your duties on presentation of proper expense statements or vouchers. All such supporting information shall comply with all applicable Company policies relating to reimbursement for travel and other expenses.

3.	Change in Control. For purposes of this Letter Agreement, in addition to the events described in the definition of “Change in Control” in Section 28(f) of the Plan, a Change in Control shall also occur if:

a.	any “person” (as defined in Section 13(d) and 14(d) of the Exchange Act), shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the outstanding voting securities of a subsidiary of Parent that owns all or substantially all of the WCI Group’s United States operations;

b.	there is a reorganization, merger or other business combination of a subsidiary of Parent that owns all or substantially all of the WCI Group’s United States operations with any other corporation, other than any such merger or other combination that would result in the voting securities of the subsidiary outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the subsidiary or such surviving entity outstanding immediately after such transaction; or

c.	there is a direct or indirect sale, lease, exchange or other transfer (in one transaction or a series of related transactions) by the WCI Group of all, or substantially all, of its United States operations.

3 Waterway Square Place, Suite 110, The Woodlands, TX 77380

Tel (832) 442-2200 • Fax (832) 442-2290 • www.wasteconnections.com

4.	Property. Section 6 of the Plan, as it applies to you, shall be amended by adding the following provisions as the second and third paragraphs of Section 6 of the Plan:

“The Participant is only authorized to access WCI Group computers that are within the course and scope of the Participant’s duties, and may only do so while in the active employment of the Company. All such authorization ends immediately upon the termination of employment. The Participant is not authorized to access or use the WCI Group’s computers, email, or related computer systems to compete or to prepare to compete, or to otherwise compromise the WCI Group’s legitimate business interests, and unauthorized access to or use of the WCI Group’s computers in violation of the foregoing understanding may subject the Participant to civil and/or criminal liability.

Upon request, the Participant will provide for inspection any personal electronic storage devices that the Company believes may contain confidential or proprietary business or technical information of the WCI Group, in a state that makes inspection possible, to permit the Company to confirm that the Participant has completely removed all such information from the devices. If the Participant stores any WCI Group information with any service provider (e.g., gmail, DropBox, iCloud), the Participant will provide the Company with any required passwords and access to inspect such account directly. Upon the Company’s request, the Participant will also consent to the service provider’s disclosure of such information to the Company. The Participant will, upon the Company’s request where allowed by law, execute any additional authorizations required by the service provider to disclose the WCI Group’s confidential or proprietary business or technical information to the Company.”

5.	Right to Other Payments. In consideration of becoming eligible to receive the severance and change in control benefits provided under the terms and conditions of the Plan, in addition to providing the waiver required by Section 7(e) or Section 8(c) of the Plan, as applicable, you agree to waive any and all rights, benefits, and privileges to severance benefits that you might otherwise be entitled to receive under any other plan or arrangement.

6.	Entire Agreement. You understand that the waiver set forth in Section 5 above is irrevocable and that this Letter Agreement and the Plan set forth the entire agreement between the parties with respect to any subject matter covered herein. You agree and acknowledge that this Letter Agreement and the Plan supersede and replace that certain letter agreement between you and the Company dated as of January 10, 2025, as amended from time to time, except for Section 6 thereof, which shall survive in accordance with its terms.

7.	Survival. Your participation in the Plan will continue in effect following any termination that occurs while you are a Participant in the Plan with respect to all rights and obligations accruing as a result of such termination.

3 Waterway Square Place, Suite 110, The Woodlands, TX 77380

Tel (832) 442-2200 • Fax (832) 442-2290 • www.wasteconnections.com

8.	Counterparts. This Letter Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. A facsimile, telecopy or other reproduction of this Letter Agreement may be executed by one or more parties and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of each such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes.

9.	Miscellaneous. This Letter Agreement and the Plan set forth the entire agreement between the WCI Group and you concerning the subject matter described herein, and fully supersede any and all prior oral or written agreements, promises or understandings between the WCI Group and you concerning the subject matter described herein including, without limitation, any acceleration provisions set forth in any agreement evidencing an Equity Award held by you. Further, you represent and acknowledge that in executing this Letter Agreement, you do not rely, and have not relied, on any prior oral or written communications by the WCI Group, and you expressly disclaim any reliance on any prior oral or written communications, agreements, promises, inducements, understandings, statements or representations in entering into this Letter Agreement. Therefore, you understand that you are precluded from bringing any fraud or fraudulent inducement claim against the WCI Group associated with any such communications, agreements, promises, inducements, understandings, statements or representations. The Company and you are entering into this Letter Agreement based on each party’s own judgment.

10.	Execution. You recognize and agree that your execution of this Letter Agreement results in your enrollment and participation in the Plan, that you agree to be bound by the terms and conditions of the Plan and this Letter Agreement, and that you understand that this Letter Agreement may not be amended or modified except pursuant to Section 21 of the Plan.

[Remainder of page left intentionally blank. Signatures to follow.]

3 Waterway Square Place, Suite 110, The Woodlands, TX 77380

Tel (832) 442-2200 • Fax (832) 442-2290 • www.wasteconnections.com

IN WITNESS WHEREOF, the parties have executed this Letter Agreement, which shall be deemed effective as of the Participant Effective Date.

WASTE CONNECTIONS US, INC.

By:	/s/ Ronald J. Mittelstaedt
Ronald J. Mittelstaedt
President and Chief Executive Officer

PARTICIPANT

/s/ Derek Tan
Derek Tan

3 Waterway Square Place, Suite 110, The Woodlands, TX 77380

Tel (832) 442-2200 • Fax (832) 442-2290 • www.wasteconnections.com